Exhibit 10.1

SHARE ISSUANCE AGREEMENT

SHARE ISSUANCE AGREEMENT (this “Agreement”) dated as of June 30, 2020 between YRC Worldwide Inc., a Delaware corporation, (the “Issuer”) and the United States Department of the Treasury (the “Investor”).

WHEREAS, it is contemplated that as consideration for the execution of a term loan credit agreement by and among the Issuer, the Investor, the guarantors to be party thereto, the lenders to be party thereto and the administrative agent and collateral agent thereunder having the terms set forth on Exhibit A attached hereto (the “Loan Agreement”) , and the funding of at least $50 million of loans under the Loan Agreement as is permissible under section 4003(b)(3) of the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time (the “CARES Act”), the Issuer will issue in book entry form, registered in the name of the trustee of a voting trust (the “Voting Trust”) to be established for the benefit of the Investor a number of shares of common stock of the Issuer, par value $0.01 per share (“Common Stock”), equal to 42% of the Issuer’s Common Stock outstanding immediately prior to such issuance, including any shares of Common Stock issuable upon conversion, exchange or exercise of any outstanding security, option, convertible, exchangeable or exercisable into shares of Common Stock (“fully diluted Common Stock outstanding”) and 29.56% of fully diluted Common Stock outstanding on a pro forma basis reflecting such issuance (such shares of Common Stock issued to the Voting Trust for the benefit of the Investor, the “Shares”); and

WHEREAS, Investor desires to acquire from the Issuer, and the Issuer desires to issue to the Investor, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE 1

ISSUANCE

Section 1.01. Issuance. Upon the terms and subject to the conditions of this Agreement, the Issuer agrees to issue to the Investor, and the Investor agrees to acquire from the Issuer, the Shares, at the Closing as consideration for the Investor’s entry into the Loan Agreement and funding of at least $50 million of loans under the Loan Agreement. The Issuer shall issue the Shares in book entry form, registered in the name of the Voting Trust or as directed by the Voting Trust. The Issuer shall cooperate with, and perform all acts necessary in connection with, any transfer of the Shares made in accordance with the Voting Trust, including the issuance of instructions to the transfer agent for the shares of Common Stock.

Section 1.02. The Closing. The closing (“Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 (or remotely by the exchange of documents and signatures (or their electronic counterparts)) on the date (the “Closing Date”) that all conditions to Closing set forth in Section 1.03 have been satisfied or, to the extent permitted under applicable law, waived in writing by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under applicable law, waiver in writing of those conditions at the Closing by the party or parties entitled to the benefit of such conditions), or at such other time or place as the Issuer and Investor may mutually agree.

Section 1.03. Conditions to Closing.

(a) The obligations of the Issuer and the Investor to consummate the Closing are subject to the satisfaction (or, to the extent permitted under applicable law, waiver in writing by each of Issuer and Investor) of the following conditions:

(i) The execution and delivery of the Loan Agreement by the parties thereto and the funding of loans by the Investor thereunder of at least $50 million and the execution and delivery of definitive documentation in connection with the other transactions contemplated by Exhibit A, including the amendments to the Company’s existing credit facilities by the Company’s existing lenders thereunder; and

(ii) There being no provision of applicable law that prohibits the consummation of the Closing.

(b) The obligation of the Investor to consummate the Closing is subject to the satisfaction (or, to the extent permitted under applicable law, waiver in writing by Investor) of the following further conditions:

(i) the receipt from the Issuer of (i) a duly executed Voting Trust Agreement, having the terms set forth in Exhibit B attached hereto (the “Trust Agreement”) and (ii) a duly executed Registration Rights Agreement, with the terms thereof to be agreed by the parties hereto (the “Registration Rights Agreement”);

(ii) the representations and warranties of the Issuer in Article 2, and in each other document delivered pursuant hereto, shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the Closing Date with the same effect as though made on and as of such date or such earlier date, as applicable;

(iii) the Issuer shall have performed in all material respects all of its obligations hereunder required to be performed by it prior to the Closing;

(iv) the receipt from the Issuer counsel of a closing opinion reasonably satisfactory to the Investor in customary form for a primary issuance of common stock; and

(v) the receipt of a certificate duly executed by an authorized officer of the Issuer certifying as to the satisfaction of the conditions set forth in Section 1.03(b)(ii) and Section 1.03(b)(iii).

(c) The obligation of the Issuer to consummate the Closing is subject to the satisfaction (or, to the extent permitted under applicable law, waiver in writing by the Issuer) of the following further conditions:

(i) the representations and warranties of the Investor in Article 3, and in each other document delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the Closing Date with the same effect as though made on and as of such date or such earlier date, as applicable; and

(ii) the receipt from the Investor of a duly executed (A) Trust Agreement and (B) Registration Rights Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to the Investor as of the date hereof that:

Section 2.01. Organization. The Issuer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 2.02. Authorization; Binding Agreement. The execution, delivery and performance by the Issuer of this Agreement, and at the Closing, of the Loan Agreement, Trust Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of the Issuer, and, the execution, performance and delivery of this Agreement, and as of the Closing, the Trust Agreement and the Registration Rights Agreement, have been duly authorized by all requisite action on the part of the Issuer. This Agreement has been duly executed and delivered by the Issuer and, at the Closing, the Trust Agreement and the Registration Rights Agreement will be duly executed and delivered by the Issuer. This Agreement constitutes a valid and binding agreement of the Issuer and, at the Closing, the Trust Agreement and the Registration Rights Agreement will be valid and binding agreements of the Issuer.

Section 2.03. Governmental Authorization. The execution, delivery and performance by the Issuer of this Agreement, and at the Closing of, the Loan Agreement, Trust Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby requires no action by or in respect of, or filing with, any governmental entity that has not been made or obtained, or that will not be made or obtained, prior to the Closing Date and, in each case, will be in full force and effect as of the Closing Date, except in each case for any filings required pursuant to federal and state securities laws, all of which will be made by the Issuer promptly hereafter.

Section 2.04. Valid Issuance. The Shares to be issued hereunder shall (i) have been approved for listing on the NASDAQ Stock Market LLC, subject to notice of issuance and (ii) be duly authorized, validly issued, fully paid and non-assessable, be free of any liens, be freely transferable other than restrictions on transfer pursuant to applicable securities laws and the terms of the Trust Agreement, and will not be issued in violation of any options, warrants, convertible or exchangeable securities or other rights, however denominated, to subscribe for, purchase or otherwise acquire any security of any class, with or without payment of additional consideration in cash or property. The issuance of the Shares does not (i) contravene the terms of the Company’s organizational documents, (ii) conflict with or result in any breach or contravention of any material agreement to which the Company is a party, or result in the creation of (or the requirement to create) any lien; or (iii) violate any material law or any rules and regulations of the NASDAQ Stock Market LLC.

Section 2.05. Eligibility. The Issuer is eligible for a loan under section 4003(b)(3) of the CARES Act and is not a covered entity as defined in section 4019 of the CARES Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Issuer as of the date hereof that:

Section 3.01. Authorization, Binding Agreement. The execution, delivery and performance by Investor of this Agreement, and at the Closing, of the Loan Agreement, Trust Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby are within the powers of the Investor, and the execution, performance and delivery of this Agreement, and as of the Closing, the Trust Agreement and the Registration Rights Agreement, have been duly authorized by all requisite action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and, at the Closing, the Trust Agreement and the Registration Rights Agreement will be duly executed and delivered by the Investor. This Agreement constitutes a valid and binding agreement of the Investor and, at the Closing, the Trust Agreement and the Registration Rights Agreement will be valid and binding agreements of the Investor.

Section 3.02. Governmental Authorization. The execution, delivery and performance by the Investor of this Agreement, and at the Closing of, the Trust Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, requires no action by or in respect of, or filing with any governmental entity that has not been made or obtained, or that will not be made or obtained, prior to the Closing Date and, in each case, will be in full force and effect as of the Closing Date, except in each case for any filings required pursuant to federal and state securities laws.

Section 3.03. Investment Purpose. The Investor acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. The Investor (a) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment without a view to sell and with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws; (b) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws; and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Shares and of making an informed investment decision.

ARTICLE 4

ADDITIONAL AGREEMENT

Section 4.01. It is hereby agreed that the parties hereto shall use their respective reasonable best efforts to take and cause to be taken any and all actions necessary to consummate the transactions contemplated hereby as promptly as possible, including, to finalize and enter into the Loan Agreements as promptly as possible.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Notices. All notices, requests and other communications to either party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by electronic (“e mail”) transmission (so long as a receipt of such e-mail is requested and received, with a copy mailed or faxed as provided herein), if to the Issuer, to:

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Attention:	Leah Dawson Assistant General Counsel and Assistant Secretary

e-mail:	Leah.Dawson@yrcw.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention:	H. Rodgin Cohen
Melissa Sawyer

e-mail:	Cohenr@sullcrom.com
Sawyerm@sullcrom.com

if to the Investor, to:

United States Department of the Treasury

1500 Pennsylvania Ave., NW,

Washington, D.C. 20220

Attention: Eric Froman

Assistant General Counsel (Banking & Finance)

e-mail: Eric.Froman@treasury.gov

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Nicholas Kronfeld

e-mail: nicholas.kronfeld@davispolk.com

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile or e-mail transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile or e-mail transmission.

Section 5.02. No Waivers; Amendments. (a)No failure or delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by all parties to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.03. Successors, Assigns, Transferees; Third-party Beneficiaries. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors, heirs, executors administrators and permitted assigns. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assigned by the Issuer or the Investor without the consent of the other party hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.04. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.05. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth or referred to herein or therein. This Agreement and the other agreements referred to herein and therein supersede all prior and contemporaneous agreements and understandings between the parties hereto and thereto with respect to the subject matter hereof and thereof.

Section 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with federal law. Insofar as there may be no applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules (whether of the State of New York or any other jurisdiction). The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Columbia or the United States Court of Federal Claims, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 shall be deemed effective service of process on such party.

Section 5.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.08. Effectiveness. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 5.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 5.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.11. Transfer Taxes. The Issuer shall pay or cause to be paid any and all stock or other transfer taxes payable in connection with or as a result of the issuance or delivery of the Shares to the Voting Trust or the Investor.

Section 5.12. Survival. All covenants, agreements, representations and warranties made by the Issuer herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Investor and shall survive the Closing, regardless of any investigation made by the Investor or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or fee or any other amount payable under the Loan Agreement or any other document contemplated thereunder is outstanding and unpaid and so long as the commitments thereunder have not been terminated.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

YRC WORLDWIDE INC.

By:	/s/ Darren D. Hawkins
	Name:	Darren D. Hawkins
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

THE UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Brent J. McIntosh
Name: Brent J. McIntosh
Title: Under Secretary for International Affairs

[Signature Page to Purchase Agreement]

Exhibit A

Loan Agreement Terms

( see attached)

Tranche A Term Loan

Overview:	A $[300-350] million tranche A term loan (the “Tranche A Term Loan”), bearing interest at the Eurodollar rate plus a margin of 3.50% per annum, consisting of 1.50% in cash and the remainder paid-in-kind

Use of Proceeds	The proceeds of the Tranche A Term Loan will be held in an escrow or controlled account and, subject to customary release conditions, shall be used to meet the Company’s contractual obligations with respect to health insurance obligations, real estate leases, equipment leases and pension obligations and certain other expenditures (including interest payment on debt of the Company) and for working capital purposes

Maturity	September 30, 2024, with a single payment at maturity of the outstanding balance

Security	Obligations under the Tranche A Term Loan are secured by (x) a perfected first priority in the escrowed or controlled account and (y) a perfected junior priority security interest in (subject to permitted liens) substantially all assets of the Company and the guarantors, subject to certain exceptions

Financial Covenants	Company must maintain (i) minimum Liquidity of an amount to be agreed and (ii) a minimum Consolidated EBITDA (as defined in the UST Tranche A Credit Agreement) commencing with the fiscal quarter ending December 31, 2021, to be not less than (x) $100,000,000 for the four quarters ending December 31, 2021, (y) $150,000,000 for the four quarters ending March 31, 2022 and (z) thereafter, $200,000,000

Mandatory Prepayments	The Tranche A Term Loan is subject to repayment with, among others, (i) 100% of the net cash proceeds from the disposition of assets outside the ordinary course of business and casualty events (subject to certain exceptions) and (ii) 33% of the net cash proceeds of incurrence of subordinated debt obligations, provided that no such prepayments shall be required until all amounts outstanding under the existing credit agreement are repaid in full

Events of Default	The Tranche A Credit Agreement will contain certain customary events of default (subject to customary exceptions and qualifications), including but not limited to the failure to make payments due under the Tranche A Credit Agreement, breach of and failure to cure the breach of certain covenants, the commencement of certain insolvency proceedings, liquidations or dissolutions, and a cross-default to certain other indebtedness

Tranche B Term Loan

Overview:	A $[350-400] million tranche B term loan (the “Tranche B Term Loan”), bearing interest at the Eurodollar rate plus a margin of 3.50% per annum paid in cash

Use of Proceeds	The proceeds of the Tranche B Term Loan will be held in an escrow or controlled account and, subject to customary release conditions, shall be used as required for capital investment for the acquisition of tractors and trailers

Maturity	September 30, 2024, with a single payment at maturity of the outstanding balance

Security	Obligations under the Tranche B Term Loan are secured by (x) a perfected first priority in the escrowed or controlled account, (y) a perfected first priority in certain trucks and trailers of the Company and the guarantors and (z) a perfected junior priority security interest in (subject to permitted liens) substantially all other assets of the Company and the guarantors, subject to certain exceptions

Financial Covenants	Company must maintain (i) minimum Liquidity of an amount to be agreed and (ii) a minimum Consolidated EBITDA (as defined in the UST Tranche B Credit Agreement) commencing with the fiscal quarter ending December 31, 2021, to be not less than (x) $100,000,000 for the four quarters ending December 31, 2021, (y) $150,000,000 for the four quarters ending March 31, 2022 and (z) thereafter, $200,000,000

Mandatory Prepayments	The Tranche B Term Loan is subject to repayment with, among others, (i) 100% of the net cash proceeds from the disposition of assets outside the ordinary course of business and casualty events (subject to certain exceptions) and (ii) 33% of the net cash proceeds of incurrence of subordinated debt obligations, provided that, other than with respect to assets with respect to which the Tranche B Term Loan is secured on a perfected first priority basis, no such prepayments shall be required until all amounts outstanding under the existing credit agreement are repaid in full

Events of Default	The Tranche B Credit Agreement will contain certain customary events of default (subject to customary exceptions and qualifications), including but not limited to the failure to make payments due under the Tranche B Credit Agreement, breach of and failure to cure the breach of certain covenants, the commencement of certain insolvency proceedings, liquidations or dissolutions, and a cross-default to certain other indebtedness

2

Amendments to Existing Facilities

Consent	Consent to the refinancing and conforming changes to the description of collateral set forth in the Treasury Credit Agreements

TLB Margin	Permanently capitalizing previously paid-in-kind interest on borrowings under the existing term loan and all future interest shall accrue at the Eurodollar rate plus a margin of 7.50% per annum paid in cash

TLB Financial Covenant

An extension of the EBITDA covenant holiday to the fiscal quarter ending December 31, 2021

Maintain a minimum Consolidated EBITDA (as defined in the UST Tranche B Credit Agreement) commencing with the fiscal quarter ending December 31, 2021, to be not less than (x) $100,000,000 for the four quarters ending December 31, 2021, (y) $150,000,000 for the four quarters ending March 31, 2022 and (z) thereafter, $200,000,000

Maintain a minimum Liquidity of an amount to be agreed

ABL Margin	A 0.5% increase in applicable margin on borrowings under the existing ABL

ABL Maturity	An extension of the maturity to January 2, 2024

3

Exhibit B

Voting Trust Agreement Terms

(see attached)

Exhibit B

Voting Trust Agreement Terms

Voting	The Trustee will vote the Shares in accordance with a proxy, which will provide that all shares represented by such proxy shall be voted in the same proportion as all other shares are voted (other than any shares voted by or at the direction of any beneficial owner of more than 10% of the Common Stock). The Trustee shall not participate in or interfere with the management of the Issuer and shall take no other actions (including, for the avoidance of doubt, calling special meetings or acting by written consent) with respect to the Issuer.

Transfers

The Trustee may not transfer any Shares to any person prior to one year after date of the agreement, except (i) with the Issuer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and in compliance with the requirements set forth below, (ii) in connection with a transaction previously approved by the Issuer’s shareholders or (iii) to any other United States federal governmental authority that agrees, as a condition to the effectiveness of such transfer, to be bound by all of the terms and conditions of the Voting Trust Agreement.

After one year after date of the Voting Trust Agreement, the Trustee may not transfer any Shares to any person except:

(i) to any person that, following such transfer, would beneficially own no more than 19.99% of the shares of Common Stock of the Issuer; provided, however, that any amount of Shares may be transferred in connection with an underwritten public offering or other distribution in which the securities intermediaries agree not to resell the Shares to any person that, following the sale, would be the beneficial owner of more than 19.99% of the shares of Common Stock of the Issuer;

(ii) to any person as previously approved by the Issuer’s shareholders; and

(iii) to any other United States federal governmental authority that agrees, as a condition to the effectiveness of such transfer, to be bound by all of the terms and conditions of the Voting Trust Agreement.